Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-237125 on Form N-2 of our reports dated February 26, 2020, relating to the financial statements and financial highlights of Blackstone Real Estate Income Fund (the “Fund”) and the consolidated financial statements and consolidated financial highlights of Blackstone Real Estate Income Master Fund and Subsidiary, appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2019, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 21, 2020